Exhibit 99.1

MATERIAL SCIENCES CORPORATION

NAMES STEWART AS PRESIDENT AND CEO;

CALLAHAN RETIRES

ELK GROVE VILLAGE, IL, FEBRUARY 20, 2004 — Material Sciences Corporation (NYSE:MSC), a leading provider of material based solutions for electronic, acoustical/thermal and coated metal applications, today announced that it has named Ronald L. Stewart as president and chief executive officer effective March 1, 2004. He succeeds Michael J. Callahan who will be retiring as president, CEO and a member of the board of directors effective February 29.

Stewart, 61, has been working with MSC as a manufacturing consultant since June 2003. Stewart will be leaving the position he has held since 1999 as president and CEO of Pangborn Corporation, a designer and manufacturer of surface treatment machines and systems for North American metal working industries. From 1996 to 1998, he was president and CEO of Colt Industries, a multi-national designer and manufacturer of firearms for commercial, law enforcement and military applications. Prior to joining Colt, Stewart spent in excess of 30 years in various general management, operations and strategic planning positions at several North American automotive and construction equipment manufacturers including Chrysler Motors Corporation, J. I. Case, and Volkswagen of America.

“I would like to thank Mike for not only being a member of our board but also for coming out of retirement last April to assume the responsibility of president and CEO,” said Ronald A. Mitsch, non-executive chairman of the board. “His energy, dedication and leadership have resulted in plans and programs that significantly improved the overall performance of the company. We wish him great health and happiness as he fulfills his desire to return to retirement status.

News Release

February 20, 2004

“I also am very pleased with the continuity and relevant industrial experience that Ron Stewart will bring to MSC. Because he already has worked with Mike for several months in improving the performance of our manufacturing operations, Ron should be able to make a smooth transition. Under his leadership, we intend to continue our focus on realizing the benefits of systemic cost reductions and on evaluating alternatives for those assets that do not have the capability of achieving a satisfactory return,” said Mitsch.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solution for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and achieve the benefits it expects from these plans; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; proceeds and possible impact from the potential sale or idling of facilities or other assets; and other factors, risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.